THE LEHIGH GROUP INC.
                          810 SEVENTH AVENUE-27TH FLOOR
                                   NY NY 10019
                                    333-2620
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PRESS RELEASE


                   THE LEHIGH GROUP INC. & FIRST MEDICAL CORP.
                        SIGN DEFINITIVE MERGER AGREEMENT;
               FIRST MEDICAL CORP. BUYS OPTION TO PURCHASE SHARES


NY, NY, October 29, 1996

         The Lehigh Group Inc. (NYSE - LEI) ("Lehigh") announced today that they have executed a definitive merger agreement with First Medical Corp. ("FMC") under which FMC will merge into a newly formed subsidiary of Lehigh. Immediately following the merger the stockholders of Lehigh will retain 4% of the capital stock of Lehigh. This transaction has been approved by the Board of Directors of both companies and is subject to approval by the stockholders of each company. It is contemplated that those shareholders' meetings will be held late December 1996.

         First Medical Corp. ("FMC") is a privately held company which is an Integrated Medical Service Company that operates businesses in Physician Management, Hospital Services and International Primary Care Centers. For the six months ended 6/30/96 the company had revenues of $26,000,000 and EBIT of $1,300,000 with minimal debt.

         Concurrent with the execution of the definitive merger agreement, Mr. Zizza sold to FMC an option to purchase up to six million shares of Lehigh at $0.50 per share, which is the price at which Mr. Zizza can acquire those shares from Lehigh under pre-existing agreements. That option, if exercised in full, would equal approximately 37% of Lehigh's stock at that time. Furthermore, Mr. Zizza agreed to use his best efforts prior to the record date for the Lehigh stockholders' meeting to obtain irrevocable proxies for Lehigh shares owned by himself and other officers and directors of Lehigh.

                          * * * * * * * * * * * * * * *
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         For further  information  contact:  Robert A. Bruno, Vice President and
General Counsel,  The Lehigh Group Inc., 810 Seventh Avenue, New York, NY 10019,
Telephone: 212/333-2620.

         Dennis Sokol, Chairman, First Medical Corporation, 1055 Washington Blvd., Stamford, Conn. 06901, Telephone: 203/327-0900.

         Elliot H. Cole,  Vice  Chairman of First Medical  Corporation,  Office:
Patton  Boggs,  LLP,  2550 M Street,  N.W.,  Washington,  DC  20037,  Telephone:
202/457-6080.


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